Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER AUTHORIZES ADDITIONAL $10 MILLION BUYBACKS

GREENWOOD VILLAGE, Colo. — February 27, 2008 — CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has authorized the purchase of up to $10 million of common shares.  CIBER has purchased 685,000 shares of common stock in open-market transactions from January 1 through February 26, 2008, and the prior authorization is virtually utilized at this time.

“Revenue set a company record in 2007 and earnings were the greatest since 1999, and we have provided an outlook for increases in 2008, yet market conditions have not allowed these to be reflected in shareholder value changes.  We continue to expect improved performances from our business model, and we believe this is a valuable way to support shareholders’ interest,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific.  Operating in 18 countries, with more than 8,000 employees and annual revenue over $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.  www.ciber.com.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.

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